ALLEGIANT TRAVEL COMPANY
RESTRICTED STOCK
AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of ________, 202_ (“Date of Grant”) between Allegiant Travel Company, a Nevada corporation (the “Company”) and _________________ (“Grantee”).

1.LONG- TERM INCENTIVE PLAN. The restricted stock granted under this Agreement shall be subject to the terms, conditions and restrictions of the Allegiant Travel Company 2022 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available to Grantee upon request and is incorporated in this Agreement by this reference. Terms used in this Agreement that are defined in the Plan shall have the same meaning as in the Plan, unless the text of this Agreement clearly indicates otherwise.

2.RESTRICTED STOCK AWARDS.

A.The Company hereby grants to Grantee a total of _______ shares of the Company’s Common Stock (the “Restricted Stock”) subject to the terms and conditions set forth below.

B.The number of shares of common stock issued to the Grantee as Restricted Stock shall be recorded in the records of the Company.

C.The Restricted Stock has been awarded as compensation to the Grantee for services to be rendered over the vesting period provided for herein.

D.This Agreement sets forth the terms, conditions and restrictions applicable to the Restricted Stock granted to Grantee.

3.RESTRICTIONS.

A.The Restricted Stock has been awarded to the Grantee subject to the transfer and forfeiture conditions set forth in Paragraph C below (the “Restrictions”) which shall lapse, if at all, as described in Section 4 below. For purposes of this Award, the term Restricted Stock includes any additional shares of stock granted to the Grantee with respect to any Restricted Stock (e.g., shares issued upon a stock dividend or stock split) prior to the vesting of the Restricted Stock.

B.Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer (a “transfer”) any of the Restricted Stock prior to vesting as provided in Section 4 below. Any transfer or attempted transfer prior to such time shall be null and void and of no effect whatsoever.

C.If the Grantee’s employment with the Company terminates prior to the vesting of all Restricted Stock of the Grantee for any reason other than as set forth in Section 4 below, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Stock not vested as of the date of such termination and such Restricted Stock shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee.

D.The Restrictions imposed under this Section 3 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company which occurs prior to the vesting of the Restricted Stock.

4.EXPIRATION AND TERMINATION OF RESTRICTIONS. The Restrictions imposed under Section 3 above will expire and vesting of the Restricted Stock shall be as follows:

A.On ________, 202_, the Restrictions will expire with respect to one-third (1/3) of the Restricted Stock of the Grantee not forfeited prior to that date;

B.On _________, 202_, the Restrictions will expire with respect to an additional one-third (1/3) of the Restricted Stock of the Grantee not forfeited prior to that date; and

C.On _________, 202_, the Restrictions will expire with respect to the balance of the Restricted Stock of the Grantee not forfeited prior to that date.

Notwithstanding anything herein to the contrary, the following special vesting rules shall apply:

All Restricted Stock of a Grantee shall become fully vested upon the Grantee’s death or total disability. Total disability shall be defined as a physician certified disability which permanently or indefinitely renders the Grantee unable to perform his/her usual duties for the Company.

5.ADJUSTMENTS. If the number of outstanding shares of common stock of the Company is changed as a result of a stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock under this Agreement shall be adjusted to correspond to the change in the outstanding shares of the Company’s common stock.

6.VOTING AND DIVIDENDS. Subject to the restrictions contained in Section 3 hereof, the Grantee shall have all rights of a stockholder of the Company with respect to the Grantee’s Restricted Stock, including the right to vote the shares of the Grantee’s Restricted Stock and the right to receive any cash or stock dividends, including dividends of stock of a company other than the Company. Stock dividends issued with respect to the Grantee’s Restricted Stock shall be treated as additional shares of the Grantee’s Restricted Stock (even if they are shares of a company other than the Company) that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If a dividend is paid in other property, the Grantee will be credited with the amount of property which would have been received had the Grantee owned a number of shares of common stock equal to the number of shares of Restricted Stock credited to his/her account. The property so credited will be subject to the same restrictions and other terms and conditions applicable to the Restricted Stock under this Agreement and will be disbursed to the Grantee in kind simultaneously with the Restricted Stock to which such property relates.

7.DELIVERY OF SHARES. The shares of Restricted Stock of the Grantee will be issued in the name of the Grantee as Restricted Stock and will be held by the Company prior to vesting in certificated or uncertificated form. If a certificate for Restricted Stock is issued prior to vesting, such certificate shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement dated __________, 202_ between the registered owner of the shares represented hereby and Allegiant Travel Company. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of Allegiant Travel Company.”

Upon request from the Company, the Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Stock to the Company upon any forfeiture of the Restricted Stock (or a portion thereof), in accordance with the provisions of this Agreement. Upon vesting of any Restricted Stock, any stock certificates and stock powers relating to such vested Restricted Stock shall be released to the Grantee upon request.

8.ADDITIONAL AGREEMENTS. As a material inducement to the grant of Restricted Stock to Grantee hereunder, the provisions of Sections 8, 9, 10, 11 and 12 shall apply.

A.For purposes of this Agreement, the following terms and provisions shall have the following meanings:

(i)“Prohibited Party” shall mean all travel partners of the Company who (a) have contracted for regular chartered air service with the Company during the one (1) year period prior to the date of termination of employment, (b) whose services are sold by the Company to produce ancillary revenue (such as Enterprise Rent a Car) or (c) have been solicited as potential travel partners of the Company (such as Viva Aerobus) at a meeting held at any time during the one (1) year period prior to the date of termination of employment of Employee.

(ii)The “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and ending on the date that is two (2) years after the termination of Grantee’s employment with the Company.

(iii)“Prohibited Employee” means any employee, independent contractor or consultant of the Company or its subsidiaries who worked for the Company or its subsidiaries at any time within six (6) months prior to the Determination Date.

(iv)“Determination Date” shall mean any date as of which a determination is being made as to who is a Prohibited Employee.

(v)“Employed” or “Employment” means, for purposes of this Agreement only, to be engaged in the performance of services for or on behalf of the Company or its subsidiaries, whether as an employee, independent contractor or otherwise.

(vi)“Works” means any work, studies, reports or analyses devised, developed, designed, formulated or reduced to writing by Grantee at any time while Grantee is or has been Employed by the Company, including, without limitation any and all compositions or works of authorship, concepts, compilations, abridgments, or other form in which Grantee may directly or indirectly recast, transform or adapt any of the foregoing.

(vii)“Materials” means any product, model, document, instrument, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Confidential Information or Works.

B.Grantee covenants and agrees that during the Prohibited Time Period, he/she shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), (i) solicit charter air services from, or market charter air services to, any Prohibited Party, or (ii) enter into a transaction with a Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.

C.Grantee agrees that during the Prohibited Time Period, he/she shall not, for any reason, without the prior written consent of the Company, on his/her own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person.

9.OWNERSHIP OF WORKS AND MATERIALS.

A.Grantee agrees that all Confidential Information, Works and Materials are the sole and exclusive property of the Company.

B.Grantee also specifically acknowledges and agrees that any tangible expression of any Confidential Information, Works or Materials were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.

C.In the event that any Confidential Information, Works or Materials are deemed not to be a work for hire, Grantee agrees to assign, and does hereby irrevocably assign, to the Company all of his/her right, title and interest in and to such Confidential Information, Works and Materials. Grantee further agrees to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect Grantee’s assignment of rights pursuant to this Section 9C, and Grantee hereby constitutes and appoints, with full power of substitution and resubstitution, the Company as Grantee’s attorney-in-fact to execute and deliver any documents or instruments which Grantee has agreed to execute and deliver pursuant to this Section 9C.

D.Grantee hereby waives and releases in favor of Company all rights in and to the Confidential Information, Works and Materials and agrees that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title or otherwise modify the Confidential Information, Works and Materials without Grantee’s consent.

10.CONFIDENTIALITY.

A.During the period beginning on the execution date of this Agreement and ending on the fifth (5th) anniversary of any termination or expiration of this Agreement, Grantee agrees that he/she shall not, except in pursuit of the Company’s business or with the prior written consent of the Company, for his/her own benefit or for the benefit of any other person or entity:

(i)directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information to any other person or entity outside of the Company;

(ii)directly or indirectly aid, encourage, direct or allow any other person or entity outside of the Company to gain possession of or access to Confidential Information;

(iii)directly or indirectly copy or reproduce Confidential Information, except as required as part of Grantee’s duties for the Company; or

(iv)directly or indirectly use, sell or exploit any Confidential Information or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information.

This covenant shall not apply to any Confidential Information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise has become part of the public domain through means other than a breach of Grantee’s duty of confidentiality hereunder. “Confidential Information”, for purposes of this Agreement, shall mean information of the Company that constitutes a trade secret or confidential information under Nevada law and shall include, but not be limited to, all relevant information (whether or not reduced to writing and in any and all stages of development), concerning the Company and its services, plans, business practices, methods of operation, financial information, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, surveys, forecasts, marketing plans, development plans, notes, reports, market analyses, specialized software and databases and other information related to suppliers and customers that could be used as a competitive advantage by competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors; together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part, stored in whatever medium. Grantee acknowledges that the Confidential Information is secret, confidential and proprietary to the Company and has been or will be disclosed to and/or obtained by Grantee in confidence and trust for the sole purpose of using the same for the sole benefit of the Company.

B.Grantee hereby acknowledges and agrees that (i) the Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect the Company's competitive position in the market and the Company's proprietary interest therein from irreparable damage, (iii) Grantee, by virtue of his/her relationship with the Company, has had and will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of the Company.

C.Since irreparable harm will otherwise result to the Company in the event of a breach or threatened breach by Grantee of the provisions of Item 8A, the Company shall be entitled to an injunction restraining Grantee from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Grantee waives any requirement for the Company to post a bond or prove actual economic damage prior to seeking injunctive relief.

D.Additionally, Grantee agrees that, upon the earlier of either the written request of the Company or upon termination of Grantee’s Employment, Grantee will deliver to the Company all Confidential Information that Grantee has in Grantee’s possession or control.

11.DISCLOSURE REQUIREMENTS. In order to avoid any ambiguity in connection with the creation of any Work which Grantee claims is not covered by this Agreement, Grantee agrees to disclose in writing to the Company complete details on any Works that are devised, developed, designed, formulated or reduced to writing by Grantee at any time while Grantee is or has been Employed by the Company. Such disclosure shall be made promptly upon development, design or formulation with respect to any Works created while Grantee is employed by the Company, and shall be disclosed in writing pursuant to such form as the Company may from time to time provide.

12.BUSINESS OPPORTUNITIES. For so long as Grantee is Employed by the Company, Grantee will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that Grantee is aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by Grantee of any of Grantee’s duties or obligations to the Company.

13.WITHHOLDING TAXES. The Company is entitled to withhold an amount equal to the Company’s required minimum statutory withholding taxes for the respective tax jurisdiction attributable to any share of common stock or property deliverable in connection with the Restricted Stock. Grantee may satisfy any withholding obligation in whole or in part by electing to have the Company retain shares of the Restricted Stock having a Fair Market Value on the date of vesting equal to the minimum amount to be withheld. Fair Market Value for this purpose shall be the closing price for a share of the Company’s common stock on the last trading day before the date of vesting.

14.OTHER RIGHTS. The grant of Restricted Stock does not confer upon Grantee any right to continue in the employ of the Company and does not interfere with the right of the Company to terminate Grantee’s employment at any time.

15.CLAWBACK AGREEMENT. In accordance with the Company’s clawback policy applicable to executive officers of the Company, in the event Grantee is an executive officer of the Company, then Grantee hereby agrees to reimburse the Company for all or any portion of any bonuses or incentive or equity-based compensation if the Compensation Committee of the Company’s Board of Directors in good faith determines: (a) the payment or grant was based on the achievement of certain financial results that were subsequently the subject of a material financial restatement (other than as a result of a change in accounting principles) and a lower payment or award would have occurred based upon the restated financial results; or (b) Grantee engaged in fraud or intentional misconduct related to the Company or its business. In each such instance, the Company will, to the extent practicable and allowable under applicable law, require reimbursement of any bonus or incentive or equity based compensation awarded or effect the cancellation of any unvested or deferred stock awards previously granted to Grantee in the amount by which Grantee’s bonus or incentive or equity based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, or such other amount as determined by the Compensation Committee, provided that the Company will not be entitled to recover bonuses or incentive or equity based compensation paid more than three years prior to the date the applicable restatement is disclosed.

16.NOTICES. Any written notice under this Agreement shall be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his/her address as indicated in the Company’s employment records or to the Company at its principal office. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient.

17.NONTRANSFERABILITY. This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantee, other than by the last will and testament of Grantee or the laws of descent and distribution, unless the Company consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

18.SECTION 83(b) ELECTION. Grantee may make an election to be taxed upon the grant of his/her Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended. To effect such election, the Grantee must file an appropriate election with the Internal Revenue Service within thirty (30) days after the grant of the Restricted Stock and otherwise in accordance with the applicable Treasury Regulations.

19.AMENDMENT. This Agreement may not be amended except by a writing signed by the Company and Grantee.

20.HEIRS AND SUCCESSORS. This Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantee and his/her heirs, legatees and legal representatives.

21.INTERPRETATION. Any issues of interpretation of any provision of this Agreement shall be resolved by the Compensation Committee of the Board of Directors of the Company.

22.SEVERABILITY. The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

23.GOVERNING LAW; JURISDICTION. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the internal law and not the law of conflicts of the State of Nevada. Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the United States District Court for the State of Nevada or in any District Court located in Clark County, Nevada, and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in the manner provided in Section 14.065 of the Nevada Revised Statutes or in such other manner as may be permitted by law. Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

24.WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

25.DEEMED SIGNATURE; COUNTERPARTS. It is contemplated that the Grantee will confirm his/her acceptance of the restricted stock grant evidenced hereby and the terms of this Agreement by logging onto the Plan administrator’s website and electronically indicating his/her acceptance. As the Grantee’s information on the Plan administrator’s website is password protected, such acceptance shall be deemed to be the Grantee’s acceptance absent Grantee’s ability to establish that he/she did not accept this Agreement and that whoever indicated such acceptance did so without the Grantee’s knowledge or acquiescence. Further, the acceptance by Grantee of any benefits from the ownership of stock granted under this Agreement (whether by voting the Restricted Stock, accepting dividends on the Restricted Stock, selling any shares of Restricted Stock or otherwise) shall also be deemed a confirmation by Grantee of his/her intent to be bound by the terms of this Agreement. If this Agreement is physically signed (which is not required), then it may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. If this Agreement is physically signed (which is not required), this Agreement may be executed by any party by delivery of a facsimile or pdf signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile or pdf signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf. A facsimile, pdf or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

IN WITNESS WHEREOF, the Company has executed this Agreement as of day and year first above written.

ALLEGIANT TRAVEL COMPANY

By: _______________________________

Its: _______________________________

The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award.

Name: _______________

Signature: _________________